CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 52 to the Registration Statement on Form N-4 (No. 333-150220) (the “Registration Statement”) of our report dated March 19, 2026 relating to the financial statements of Fortitude Life Insurance & Annuity Company and consent to the incorporation by reference in the Registration Statement of our report dated April 27, 2026 relating to the financial statements of each of the subaccounts of Fortitude Life Insurance & Annuity Company Variable Account B indicated in our report. We also consent to the reference to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 27, 2026